Exhibit 23.1

Consent of Independent Petroleum Consultants

Wright & Company, Inc. hereby consents to the use of our analysis relating to the evaluation titled Evaluation of Various Atlas Partnerships, To the Interests of the Partnerships, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2013, Job 12.1463-A, dated March 8, 2013, for use in the Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission, and to all references to Wright & Company, Inc., as having prepared such analysis and as an expert concerning such analysis.

Wright & Company, Inc.
/s/ D. Randall Wright
By: D. Randall Wright
President

Wright & Company, Inc.

Brentwood, Tennessee

March 8, 2013